Exhibit 23.1


Deloitte & Touche
Two Hilton Court
P.O. Box 319
Parsippany, New Jersey 07054



INDEPENDENT AUDITORS' CONSENT



THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

We consent to the incorporation by reference in this Registration Statement of The Great Atlantic & Pacific Tea Company, Inc., on Form S-8 of our reports dated April 28, 1994, appearing in and incorporated by reference in the Annual Report on Form 10-K of The Great Atlantic & Pacific Tea Com-pany, Inc. for the year ended February 26, 1994 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche

August 1, 1994